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                                                                 Exhibit 10.7.16

          EMPLOYMENT, NON-COMPETITION AND NON- SOLICITATION AGREEMENT



            THIS EMPLOYMENT, NON-COMPETITION, AND NON-SOLICITATION AGREEMENT (the "Agreement") is entered into as of 28th November, 2000 by and between "724 Solutions, Inc.", TANTAU Software, Inc. ("Employer") and Peter Klante, an individual ("Employee").

            WHEREAS this Agreement is entered into in connection with the Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 29, 2000 and entered into by and among 724 Solutions, Inc., Saturn Merger Sub, Inc. and TANTAU Software, Inc. pursuant to which Saturn Merger Sub, Inc. shall be merged with and into TANTAU Software, Inc. ("Merger") and TANTAU Software, Inc. thereby will become a wholly owned subsidiary of 724 Solutions, Inc.. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

            AND WHEREAS 724 Solutions, Inc. and Employer and Employee wish to enter into an employment relationship on the terms and conditions contained in this Agreement.

            AND WHEREAS 724 Solutions, Inc. has spent significant time, effort, and money to develop certain Proprietary Information (as defined below), which 724 Solutions, Inc. considers vital to their business and goodwill. The Proprietary Information will necessarily be communicated to or acquired by Employee in the course of his employment with 724 Solutions, Inc. or one or more of its affiliates, and wishes to employ Employee only if, in doing so, it can protect its Proprietary Information and goodwill.

            AND WHEREAS 724 Solutions, Inc. and Employer anticipates that certain Inventions/Ideas (as defined below) will be conceived, developed, or reduced to practice by Employee during the course of his employment by Employer or one or more of its affiliates. Employer wishes to employ Employee only if, in doing so, it can provide for the disclosure, assignment, and protection of these Inventions/Ideas as provided in this Agreement.

            AND WHEREAS in connection with the transactions contemplated by the Merger Agreement, during Employee's tenure as a shareholder and employee of TANTAU Software, Inc. prior to Closing, and during Employee's tenure as an employee of 724 Solutions, Inc. or one or more of its affiliates after Closing, Employee has had and will continue to have access to, receive, learn, develop and/or conceive Proprietary Information, Confidential Information and knowledge and Invention/Ideas of TANTAU Software, Inc. and/or 724 Solutions, Inc. and their affiliates. 724 Solutions, Inc. or one or more of its affiliates wishes to hire Employee only if, in doing so, it can protect such information, whether acquired by Employee prior to or after Closing of the Merger Agreement.

            AND WHEREAS Employee is a founder and/or executive/key employee of TANTAU Software, Inc. and has been actively involved in the development and marketing of TANTAU Software, Inc.'s business. 724 Solutions, Inc. and Employer intend to continue the


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business of TANTAU Software, Inc. after the Merger as a going concern. To preserve and protect the assets of TANTAU Software, Inc. and Purchaser, including TANTAU Software, Inc.'s and 724 Solutions, Inc.'s goodwill and customers of which Employee has knowledge or information as a result of previous employment with TANTAU Software, Inc. or its subsidiaries, and will have, in his role as an employee of Employer, and to preserve and protect 724 Solutions, Inc.'s goodwill and business interests going forward, Employee has agreed to enter into this Agreement.

            NOW THEREFORE in consideration of the employment of Employee by 724 Solutions, Inc., the above premises and mutual covenants and agreements in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

                                    ARTICLE 1
                              EMPLOYMENT AGREEMENT


            SECTION 1.01 EMPLOYMENT AGREEMENT. (1) Upon the consummation of the transactions contemplated by the Merger Agreement, Employer will employ Employee to render services to Employer in the position of General Manager, Infrastructure Group of the 724 Solutions, Inc. business, reporting to the Chief Executive Officer, for the period ("Period of Employment") commencing on the Effective Time and ending in accordance with Article 5.

(2) During the term of Employee's employment hereunder, Employee shall devote his full working time and efforts to the performance of his duties and the furtherance of the interests of Employer and shall not be otherwise employed. Notwithstanding the above, Employee may serve as a director or trustee of other organizations, or engage in charitable, civic, and/or governmental activities provided that such service and activities do not prevent Employee from performing the duties required of Employee under this Agreement and further provided that Employee obtains written consent for all such activities from Employer, which consent will not be unreasonably withheld. Employee may engage in personal activities, including, without limitation, personal investments (subject to the provisions of Section 4.02), provided that such activities do not interfere with Employee's performance of duties hereunder and/or the provisions of Employee's written agreements with Employer and its affiliates.

SECTION 1.02 Application. The provisions of this Agreement shall also apply to any Ideas/Inventions, Proprietary Information, Confidential Information, Intellectual Property (as such terms are defined below), including, without limitation, technical or business information, any drawings, concepts, works, plans, ideas, software, inventions, industrial designs or trademarks that are in any way related, in whole or in part, to the employment held by Employee with TANTAU Software, Inc. and/or 724 Solutions, Inc. prior to the execution of this Agreement.


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                                    ARTICLE 2
                                  COMPENSATION

            SECTION 2.01 COMPENSATION. (1) As compensation for all services to be rendered pursuant to this Agreement, Employer shall pay Employee, during the Period of Employment, a salary at an initial rate specified in Exhibit "A" hereto, and at a rate not less than such initial rate for each subsequent year for the first full year of the Period of Employment ("Annual Salary"), payable in accordance with the payroll policies of Employer then in effect, less deductions required to be withheld by applicable law.

(2) Employee shall be permitted during the Period of Employment, if and to the extent eligible, to participate in any group life, accident, dental, prescription, sickness and medical and long term disability insurance plan or similar benefit plan which is from time to time available to employees substantially on the same terms as apply to other employees of 724 Solutions, Inc. and its affiliates at a position comparable to Employee's position, and at a level no less than the level of insurance and/or benefits which Employee was provided at TANTAU Software, Inc. immediately prior to the Closing Date. During the Period of Employment, Employee shall be offered reasonable vacation time pursuant to the vacation policies fixed by Employer as provided in Exhibit "A" hereto.

                                    ARTICLE 3
                       DUTIES AND OBLIGATIONS OF EMPLOYEES

            SECTION 3.01 DUTIES AND OBLIGATIONS OF EMPLOYEE. (1) So long as Employee is employed by Employer, Employee will:

            (a) devote his full time and energy to the business and affairs of 724 Solutions, Inc. and its affiliates, well and faithfully serve Employer, take whatever lawful steps and actions that are necessary and use his best efforts, skills and abilities to promote the interests of 724 Solutions, Inc. and its affiliates, and agrees to perform such other tasks and duties related to the foregoing as may from time to time be determined by 724 Solutions, Inc. and Employer management; and

            (b) abide by any of Employer's and 724 Solutions, Inc.'s lawful policies that the Board of Directors of 724 Solutions, Inc. may establish or amend having general application to 724 Solutions, Inc.'s staff and management.

(2)         Employee acknowledges that:

            (a) Employer's management reserves the right during the course of Employee's employment to enhance or modify Employee's duties and responsibilities as its deems necessary and appropriate from time to time provided that such duties and responsibilities, as so modified, are commensurate with the position held by Employee and are not a reduction in the duties, status and responsibilities contemplated in Section 1.01; and


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            (b)   the hours of work involved will vary and be irregular and are those hours required to meet the objectives of Employer, and acknowledge that this paragraph constitutes an agreement to work such hours where such agreement is required by applicable legislation.

                                    ARTICLE 4
                              COVENANTS OF EMPLOYEE

            SECTION 4.01 COVENANTS. The Employee acknowledges that in the course of performing his duties he will have access to certain confidential information of 724 Solutions, Inc. and its affiliates, in which 724 Solutions, Inc. has proprietary rights and which is not in the public domain, that 724 Solutions, Inc. has a significant and material interest in the business to which Employee's duties relate, that the Employee's duties in this section are an essential condition and obligation of this Agreement and that any material breach of this section by the Employee would cause irreparable harm to 724 Solutions, Inc. or any of its affiliates. In consideration for 724 Solutions, Inc. and Saturn Merger Sub, Inc. entering into and performing under the Purchase Agreement and to induce Purchaser to enter into the Purchase Agreement, Employee agrees that, during the Period of Employment and for twelve (12) months following the date of Employee's termination for any reason (and whether or not for Cause, as defined below), Employee shall not, directly or indirectly, engage in the conduct set forth in sections 4.02 and 4.03 of this Article 4.

            SECTION 4.02 COVENANT NOT TO COMPETE. (1) Unless prior written consent is provided by 724 Solutions, Inc., Employee agrees, so long as he is directly or indirectly an employee of 724 Solutions, Inc. and following termination for any reason (and whether for cause or not), to refrain, directly or indirectly and whether alone or jointly with any other person, corporation, organization, association or entity (a "Person") and whether as an owner, shareholder, agent, employee, director, officer, partner, consultant, lender or in any other capacity from operating, being involved or having an interest in, owning, managing, financing, controlling or participating in the ownership, management, operations or control of, any Person that engages in the business of developing, marketing, selling technology or products in such countries as 724 Solutions, Inc. or TANTAU Software, Inc. or any of their affiliates have previously made sales or licenses or in which 724 Solutions, Inc. or TANTAU Software, Inc. or any of their affiliates are then conducting consulting, demonstration or other technical services (whether or not for fee or cost recovery) with a view to potential sales or licenses, that are substantially similar to or competitive with those provided by 724 Solutions, Inc. or its affiliates.

(2) Notwithstanding section 4.02(1), Employee may own, directly or indirectly, solely as an investment, securities of any enterprise that provides a service or product functionally similar to that offered by 724 Solutions, Inc. or its affiliates or operates a business competitive with 724 Solutions, Inc. or its affiliates (but without otherwise participating in the activities, ownership, management or operations whether as an employee, director, consultant or advisor of such enterprise), if Employee (i) is not a controlling person of, or a member of a group which controls, such enterprise and (ii) does not, directly or indirectly, own more than 2% of any class of securities of such enterprise.


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                                      -5-


            SECTION 4.03 COVENANT NOT TO SOLICIT. Employee shall not, either for himself or for any other Person, unless prior written consent of 724 Solutions, Inc. is obtained:

      (a) induce or attempt to induce any employee or "independent consultant" providing services akin to those of an employee of 724 Solutions, Inc. or any entity under the control of 724 Solutions, Inc. to leave the employ of 724 Solutions, Inc. or such other entity;

      (b) in any way interfere with the relationship between 724 Solutions, Inc. (or any entity under 724 Solutions, Inc.'s control) and any employee or consultant of 724 Solutions, Inc. (or such entity), and without limiting the generality of the foregoing, will not hire (in the broadest sense) or cause to be hired any employee or consultant of 724 Solutions, Inc.;

      (c) induce, or attempt to induce, any person or entity that Employee knows or reasonably ought to know is a customer, supplier, licensee or business relation of 724 Solutions, Inc. or any entity under the control of 724 Solutions, Inc. to cease doing business with 724 Solutions, Inc. or any entity under the control of 724 Solutions, Inc., as the case may be, or in any way knowingly interfere with the relationship between any such customer, supplier, licensee or business relation of 724 Solutions, Inc. or TANTAU Software, Inc. or such entity; or

      (d) enter into any form of business arrangement functionally similar to or competitive with the business of 724 Solutions, Inc. or TANTAU Software, Inc. with any Person who then is or is proposed to be a client, supplier or business partner of 724 Solutions, Inc. or TANTAU Software, Inc. (and its subsidiaries, related corporations, partnerships and joint ventures);

except to the extent any such actions in clauses (a), (b) and (c) above are undertaken during the Period of Employment in the performance of Employee's duties hereunder as contemplated by this Agreement.

            SECTION 4.04 COVENANT RE: CONFIDENTIAL INFORMATION. Employee agrees, both for the duration of this Agreement and at all times after the termination thereof:

      (a) except as required by law, to keep secret and not disclose to any person, firm or corporation Confidential Information (as such term is defined in Section 7.01 hereof); and

      (b) not make use, directly or indirectly, of any such Confidential Information for his ends or for any purpose other than the performance of his duties with 724 Solutions, Inc. and its affiliates.

            SECTION 4.05 ACKNOWLEDGEMENT RE: RESTRICTIVE COVENANTS. Employee acknowledges that the covenants contained in this Article 4 are reasonable and valid and that they are essential for the adequate protection of 724 Solutions, Inc.'s legitimate proprietary and business interests in view of the Employee's access to 724 Solutions, Inc.'s valuable and proprietary technology and/or Confidential Information.


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            SECTION 4.06 MODIFICATION AND SEVERABILITY. (1) While each of the parties acknowledges that the restrictions contained in this Article 4 are reasonable in view of the circumstances, it is recognized that restrictions of the nature in question may fail for technical reasons unforeseen and accordingly, it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of 724 Solutions, Inc., but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

(2) Each and every covenant under this Article shall be treated as a separate covenant and shall be severally enforceable as such. In the event of any covenant or covenants being or becoming unenforceable in whole or in part, such part or parts as are unenforceable shall be deleted from this Article and any such deletion shall not affect the enforceability of all such parts of this Article as remain not so deleted.

                                    ARTICLE 5
                                   TERMINATION

            SECTION 5.01 TERMINATION OF EMPLOYMENT. (1) Neither 724 Solutions, Inc., Employer nor Employee makes any representation to the other that employment will continue for a set period of time or that employment will be terminated only under particular circumstances. Both Employer and Employee may terminate the employment of Employee at any time or for any reason, subject to the provisions of this Agreement.

            SECTION 5.02 TERMINATION OBLIGATIONS. Employee agrees as follows:

            (i) All property, including, without limitation, all equipment, tangible proprietary information (including Confidential Information), documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Employee in the course of or incident to his employment, belongs to 724 Solutions, Inc. or its affiliates and shall be returned promptly to 724 Solutions, Inc. upon termination of Employee's employment by either Employer, for any reason (and whether for Cause or not), or Employee.

            (ii) All benefits to which Employee is otherwise entitled shall cease upon Employee's termination for any reason (and whether for Cause or not), unless explicitly continued either under this Agreement, under any specific written policy or benefit plan of 724 Solutions, Inc. or its affiliates, or as may be required by statute.

            (iii) Upon termination of employment for any reason (and whether for
                  Cause or not) under this Agreement, Employee shall be deemed to have resigned from all offices and directorships then held with 724 Solutions, Inc. or any subsidiary. The Employee shall sign any document or do such things that


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                                      -7-


                  are reasonably required by 724 Solutions, Inc. to give effect to any such resignation. Should the Employee fail to do so, any director of 724 Solutions, Inc. is hereby irrevocably authorized in the Employee's name and on his behalf to sign any document or do any thing which is required to give effect thereto.

            (iv) The covenants contained in ARTICLES 4, 6 AND 7 and Employee's obligations under this Section 5.02 shall survive the termination of this Agreement and the termination of employment for any reason (and whether for Cause or not).

            (v) Following any voluntary termination of employment or termination for Good Reason by Employee, Employee shall, where reasonably requested by 724 Solutions, Inc., reasonably cooperate with 724 Solutions, Inc. for a reasonable period of time after such termination of employment in the orderly transition of duties and work assignments to other employees of 724 Solutions, Inc. and its affiliates, provided that 724 Solutions, Inc. continues to pay Employee compensation on a per diem basis, at a rate equal to Employee's base salary in effect at Employee's date of termination, during any such reasonable period of time that Employee's cooperation is requested. Employee shall also reasonably cooperate, at 724 Solutions, Inc.'s expense, in the defense of any action brought by any third party against 724 Solutions, Inc. and its affiliates that relates in any way to Employee's acts or omissions while employed by 724 Solutions, Inc. and its affiliates.

            SECTION 5.03 TERMINATION UPON DEATH. If Employee dies during the Period of Employment, the Period of Employment and this Agreement shall automatically terminate.

            SECTION 5.04 TERMINATION UPON DISABILITY. If during the Period of Employment, Employee shall become physically or mentally incapacitated and as a result thereof he is unable to perform the essential functions of his position with or without a reasonable accommodation, for a continuous period of more than 120 days, then 724 Solutions, Inc., Employer and Employee specifically agree that this Agreement has been frustrated, and therefore Employer is entitled to terminate Employee's employment on one month's notice or grant Employee one month's salary in lieu of notice.

            SECTION 5.05 TERMINATION OF EMPLOYMENT TERM WITHOUT CAUSE. Employer reserves the right to terminate the Period of Employment without Cause at any time upon paying to the Employee a lump sum payment of an amount equal to twelve
(12) months of On-Target Earnings (as defined in Schedule A), less statutory deductions and withholdings (the "Severance Amount"), which amount the parties agree is pay-in-lieu of reasonable notice. Employee agrees to release 724 Solutions, Inc. and its affiliates from any action, cause of action, claim or demand against 724 Solutions, Inc. or any other person, which may arise as a consequence of such termination and to sign a waiver and release to this effect in a form satisfactory to 724 Solutions, Inc. as a condition to receiving payment under this Section.


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            SECTION 5.06 TERMINATION FOR GOOD REASON. Employee may terminate the
Period of Employment for Good Reason at any time. Upon such termination for Good Reason, Employer shall pay Employee the Severance Amount. Employee agrees to release 724 Solutions, Inc. and its affiliates from any action, cause of action, claim or demand against 724 Solutions, Inc. or any other person, which may arise as a consequence of such termination and to sign a waiver and release to this effect in a form satisfactory to 724 Solutions, Inc. as a condition to receiving payment under this Section. For purposes of this Agreement, "Good Reason" will exist at any time following the occurrence of one or more of the following events without the Employee's written consent:

            (i) the assignment to Employee of any duties materially inconsistent with Employee's position, authority, duties or responsibilities pursuant to this Agreement or any other action by the Employer that results in a material diminution in such position, authority, duties or responsibilities;

            (ii) a reduction in Employee's compensation and benefits below that set forth in Section 2.01 and Exhibit "A"; or

            (iii) relocation, without Employee's consent of Employee's place of employment by more than fifty (50) miles;

provided however, that Employee shall not terminate his employment hereunder unless Employee first gives notice of his intention to terminate and the grounds for such termination, and Employer has not, within thirty (30) days following receipt of such notice, cured such Good Reason.

            SECTION 5.07 TERMINATION OF EMPLOYMENT TERM FOR CAUSE. Employer may at any time and without notice immediately terminate the Period of Employment for Cause and Employee shall have no right to receive any compensation or benefit hereunder (with the exception of compensation earned but unpaid as of the termination date). For purposes of this Agreement, "Cause" will exist at any time following the occurrence of one or more of the following events:

            (i) any willful act of personal dishonesty, fraud or misrepresentation taken by Employee in connection with his responsibilities as an employee which was intended to result in Employee's substantial gain or personal enrichment at the expense of TANTAU Software, Inc. or 724 Solutions, Inc.;

            (ii) the conviction of Employee of a felony (other than driving-related offenses), or the equivalent in a jurisdiction other than the United States, on account of any act which was materially injurious to Employer or any of its affiliates, or the reputation of Employer or any of its affiliates, as reasonably determined by the Board of Directors of 724 Solutions, Inc.;

            (iii) Employee's willful and continued failure to substantially perform his principal duties and obligations of employment (other than any such failure resulting from incapacity due to physical or mental illness;


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provided, that for purposes of this Section 5.07, no act or failure to act shall be considered "willful" unless done or omitted to be done by Employee in bad faith and without reasonable belief that the act or omission was in or not opposed to the best interests of the Employer; provided, further, that Employer shall not terminate Employee's employment under clause (iii) of this Section
5.07 unless Employer first gives notice of its intention to terminate and the grounds for such termination, and Employee has not, within thirty (30) days following receipt of such notice, cured such failure.

            SECTION 5.08 VOLUNTARY TERMINATION PERIOD. Employee may terminate this Agreement upon giving of 12 weeks' prior notice to Employer (or such lesser period of time as the parties may agree upon), in which case this Agreement shall terminate at the expiration of such 12 week period without any other notice or any payment of salary or benefit plan contributions subsequent to the termination of this Agreement.

            SECTION 5.09 REPAYMENT OF BONUSES AND OTHER ADVANCES. Employee agrees to permit 724 Solutions, Inc. or its affiliates to deduct the amount of any advanced bonuses or other monies advanced to Employee during the Period of Employment and so designated as advanced amounts, from any compensation due Employee under this Article 5.

            SECTION 5.10 TREATMENT OF STOCK OPTIONS, RESTRICTED STOCK AND OTHER SECURITIES. Notwithstanding any other provisions of this Agreement, upon any termination of Employee for any reason and whether for Cause or not, any options, restricted stock or other securities held by Employee but subject to vesting which is contingent upon continued employment with 724 Solutions, Inc. or its affiliates shall be governed by the provisions of the applicable stock plans and repurchase and award agreements including that certain side letter between TANTAU Software, Inc., 724 Solutions, Inc. and Employee, dated the date hereof (the "Side Letter") (it being understood that the treatment of outstanding options to purchase TANTAU Software, Inc. common stock that are converted into options to purchase 724 Solutions, Inc. common stock pursuant to the Merger Agreement shall be governed by the terms and conditions of the TANTAU Software, Inc. 1999 Stock Plan and award agreements thereunder, as amended by the Side Letter).

                                    ARTICLE 6
                              INVENTIONS AND IDEAS

            SECTION 6.01 INVENTIONS AND IDEAS. The term "Invention/Idea" means any and all ideas, processes, trademarks, service marks, inventions, technology, computer hardware or software, original works of authorship, designs, layout designs, formulas, discoveries, patents, copyrights, products, and all improvements, know-how, rights, and claims related to the foregoing that are conceived, developed, or reduced to practice by Employee, alone or with others, either (i) during the Period of Employment (subject to earlier termination under Article 5 above) and in the course of the Employee's employment with 724 Solutions, Inc. and its affiliates (for the avoidance of doubt, including any of the foregoing that relates to the business of 724 Solutions, Inc. and its affiliates or to any other business that 724 Solutions, Inc. or its affiliates intends to pursue or (ii) by using equipment, supplies, facilities, company time, or other resources of 724 Solutions, Inc. and its affiliates, or ideas, processes, trademarks, service marks,


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                                      -10-


inventions, technology, computer hardware or software, original works of authorship, designs, layout designs, formulas, discoveries, patents, copyrights, products or improvements, know-how, rights, and claims of 724 Solutions, Inc. and its affiliates related to the foregoing.

            SECTION 6.02 DISCLOSURE. Employee shall maintain adequate and current written records, in the forms prescribed by 724 Solutions, Inc. and its affiliates from time to time, on the development of all Inventions/Ideas and shall disclose promptly to 724 Solutions, Inc. all Inventions/Ideas and relevant records, which records will remain the sole property of 724 Solutions, Inc. and its affiliates. Employee agrees that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer hardware or software, original work of authorship, design, layout designs, formula, discovery, patent, copyright, product, and all improvements, know-how, rights, and claims related to the foregoing ("Intellectual Property"), but that is conceived, developed, or reduced to practice by Employee (alone or with others) during the Period of Employment (or during the post-employment period set forth in Article 4.01 above), shall be disclosed promptly to 724 Solutions, Inc. (such disclosure to be received in confidence). 724 Solutions, Inc. shall, if it considers advisable and in any event without prejudice to 724 Solutions, Inc.'s rights to claim ownership at a subsequent time, examine such information to determine if in fact the Intellectual Property is an Invention/Idea subject to this Agreement, but shall hold such information in the strictest confidence and shall not use or disclose such information in any manner if it is determined that the same is not an Invention/Idea subject to this Agreement.

            SECTION 6.03 Duties and Obligations of Employee re: Invention/Ideas. Employee hereby agrees:

            (i) not to disclose to any Person, unless expressly authorized by 724 Solutions, Inc. in writing, any technical, commercial, or any confidential information relating to any said Invention/Idea which is owned by or in the possession of 724 Solutions, Inc., TANTAU Software, Inc. or any of their related corporations except as required by this Agreement; and

            (ii) not to use said information for any personal purposes whatsoever unless expressly authorized by 724 Solutions, Inc. in writing.

            SECTION 6.04 ASSIGNMENT. Employee agrees to, and hereby does, assign to 724 Solutions, Inc. his entire right, title, and interest, free and clear of all liens and encumbrances (other than those created by or applicable to 724 Solutions, Inc.), in and to each Invention/Idea, which shall be the sole property of 724 Solutions, Inc., TANTAU Software, Inc. or any of their related corporations, whether or not patentable. In the event any Invention/Idea is deemed by 724 Solutions, Inc. to be patentable or otherwise registrable, Employee shall assist 724 Solutions, Inc. (at its expense) in obtaining letters patent or other applicable registrations thereon and shall execute all documents and do all other things necessary or proper thereto (including testifying at 724 Solutions, Inc.'s expense) to vest 724 Solutions, Inc. or any Person specified by 724 Solutions, Inc., with full and perfect title thereto or interest therein. Employee shall also take any action necessary or advisable in connection with any continuations, renewals, or reissues thereof or in any related proceedings or litigation. Should 724 Solutions, Inc. be unable to secure Employee's signature on any document necessary to apply for, prosecute, obtain, or enforce any


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patent, copyright, or other right or protection relating to any Invention/Idea, whether due to Employee's mental or physical incapacity or any other cause, Employee irrevocably designates and appoints 724 Solutions, Inc. and each of its duly authorized officers and agents as Employee's agent and attorney-in-fact, to act for and in Employee's behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of such patents, copyrights, or other rights or protections with the same force and effect as if executed, delivered, and/or done by Employee.

            SECTION 6.05 EXCLUSIONS. Except as disclosed on Schedule 6.05, Employee represents that there are no Inventions/Ideas that he desires to exclude from the operation of this Agreement. To the best of Employee's knowledge, there is no existing contract in conflict with this Agreement and there is no contract to assign any Intellectual Property that is now in existence between Employee and any Person other than TANTAU Software, Inc..

            SECTION 6.06 MORAL RIGHTS. Employee expressly waives all moral rights that he has or may have in connection with any Invention/Ideas or any other work related to the projects covered by this Agreement in favour of 724 Solutions, Inc. or any related corporation.

                                    ARTICLE 7
                    PROPRIETARY AND CONFIDENTIAL INFORMATION

            SECTION 7.01 DEFINED. "Proprietary Information" means all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of either 724 Solutions, Inc., TANTAU Software, Inc. or any of their related corporations, or its employees, clients, consultants, or business associates, which was produced by any employee of 724 Solutions, Inc., TANTAU Software, Inc. or any of their affiliates in the course of his employment or otherwise produced or acquired by or on behalf of 724 Solutions, Inc. or its affiliates. All Proprietary Information not generally known outside of 724 Solutions, Inc.'s organization, and all Proprietary Information so known only through improper means, shall be deemed "Confidential Information". Proprietary Information and Confidential Information shall not include information which becomes generally known by or available to the public, except to the extent such information becomes so known or available as (i) a result of a breach of this Agreement by Employee or (ii) a breach of statutory, fiduciary or contractual obligations owed to 724 Solutions, Inc. or TANTAU Software, Inc. or any of their affiliates by any other person, provided that 724 Solutions, Inc., TANTAU Software, Inc. or any of its affiliates is actively asserting, through public action or through means specifically know to the Employee, the protection of its interest in such information. Without limiting the foregoing definition, Proprietary and Confidential Information shall include, but not be limited to:
(i) formulas, teaching and development techniques, processes, trade secrets, computer programs, electronic codes, inventions, improvements, and research projects; (ii) information about costs, profits, markets, sales, and lists of customers or clients; (iii) business, marketing, and strategic plans; and (iv) employee personnel files and compensation information. Employee should consult any 724 Solutions, Inc. procedures instituted to identify and protect certain types of Confidential Information, which are considered by 724 Solutions, Inc. to be safeguards in addition to the protection provided by this Agreement. Nothing contained in those procedures or in this Agreement is intended to limit the effect of the other.

            SECTION 7.02 GENERAL RESTRICTIONS ON USE. During the Period of Employment, Employee shall use Proprietary Information, and shall disclose Confidential Information, only for the benefit of 724 Solutions, Inc. and as is necessary to carry out his responsibilities under this Agreement. Following termination, Employee shall neither, directly or indirectly, use any Proprietary Information nor disclose any Confidential Information, except as expressly and specifically authorized in writing by 724 Solutions, Inc. or as required by the order of a court of competent jurisdiction. The publication of any Proprietary Information through literature or speeches must be approved in advance in writing by 724 Solutions, Inc..

            SECTION 7.03 LOCATION AND REPRODUCTION. Employee shall maintain at his work station and/or any other place under his control only such Confidential Information as he has a current "need to know". Employee shall return to the appropriate person or location or otherwise properly dispose of Confidential Information once that need to know no longer exists. Employee shall not make copies of or otherwise reproduce Confidential Information unless there is a legitimate business need for reproduction.

            SECTION 7.04 PRIOR ACTIONS AND KNOWLEDGE. Employee represents and warrants that from June 13, 2000, he has held in strict confidence all Confidential Information (for purposes of this Section 7.04, "Confidential Information" shall have the definition set forth in that certain Mutual Non-Disclosure Agreement between TANTAU Software, Inc. and 724 Solutions, Inc. dated June 13, 2000) and has not disclosed any Confidential Information, directly or indirectly, to anyone outside of 724 Solutions, Inc. and its affiliates (with the exception of TANTAU Software, Inc. and its respective legal, accounting and financial advisors), or used, copied, published, or summarized any Confidential Information, except to the extent otherwise permitted in this Agreement and as may have been disclosed to legal, accounting and financial advisers during negotiations of the Merger Agreement.

            SECTION 7.05 THIRD-PARTY INFORMATION. Employee acknowledges that 724 Solutions, Inc. and its affiliates have received and in the future will receive from third parties their confidential information subject to a duty on 724 Solutions, Inc.'s part to maintain the confidentiality of this information and to use it only for certain limited purposes. Employee agrees that he owes 724 Solutions, Inc. and these third parties, during the Period of Employment and thereafter, a duty to hold all such confidential information in the strictest confidence and not to disclose or use it, except as necessary to perform his obligations hereunder and as is consistent with 724 Solutions, Inc.'s agreement with such third parties.

            SECTION 7.06 CONFLICTING OBLIGATIONS. Employee represents and warrants that his execution of this Agreement, his employment with Employer, and the performance of his proposed duties under this Agreement will not violate any obligations he may have to any former employer (or other person or entity), including any obligations with respect to proprietary or confidential information of any other person or entity; provided however, that Employee's continued employment by TANTAU Software, Inc. between the date of this Agreement and the Closing Date shall not violate this Section 7.06.

                                    ARTICLE 8
                         RIGHTS AND REMEDIES UPON BREACH

            SECTION 8.01 RIGHTS AND REMEDIES. If Employee breaches any of the covenants contained in Article 4 on Non-Competition and Non-Solicitation,
Article 6 on Inventions and Ideas or Article 7 on Proprietary Information, or any other covenants contained herein (collectively, the "Restrictive Covenants"), the parties acknowledge and agree that the damage or imminent damage to 724 Solutions, Inc.'s (or any of its subsidiaries, affiliates and related entities) business or their goodwill would be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Both parties further acknowledge that 724 Solutions, Inc. considers the services of Employee to be provided under this Agreement to be unique, extraordinary, and/or of intellectual character. Accordingly, 724 Solutions, Inc. shall have the following rights and remedies, in addition to any other relief (including damages) available to 724 Solutions, Inc. under this Agreement or under law each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to and not in lieu of any other rights and remedies available to 724 Solutions, Inc. under law or equity:

      (a) INJUNCTIVE RELIEF. 724 Solutions, Inc. shall be entitled to injunctive relief against Employee in the event of any breach or threatened breach of the above provisions by Employee.

      (b) SPECIFIC PERFORMANCE. The right and remedy to have Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to 724 Solutions, Inc. and that money damages will not provide an adequate remedy to 724 Solutions, Inc..

      (c) ACCOUNTING. 724 Solutions, Inc. shall have the right and remedy to require Employee to account for and pay over to 724 Solutions, Inc. all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by Employee as the result of any transactions constituting a breach of any of the Restrictive Covenants.

                                    ARTICLE 9
                                  MISCELLANEOUS

            SECTION 9.01 NOTICES. Any notice or other communication under this Agreement must be in writing and shall be effective upon delivery by hand or upon facsimile transmission to a party (but only upon receipt by such party of a written confirmation of receipt), or three (3) business days after deposit in the national mail, postage prepaid, certified or registered, and addressed to 724 Solutions, Inc. or to Employee at the corresponding address or fax number (if any) below. Employee shall be obligated to notify 724 Solutions, Inc. in writing of any change in his address. Notice of change of address shall be effective only when done in accordance with this Section.

            SECTION 9.02 INVALIDITY AND SEVERABILITY. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

            SECTION 9.03 FURTHER ASSURANCES. Employee agrees (at 724 Solutions, Inc.'s expense) to do such acts and execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within Employee's power as 724 Solutions, Inc. may in writing at any time and from time to time reasonably request be done and or executed, in order to give full effect to the provisions of this Agreement.

            SECTION 9.04 WAIVER OF RIGHTS. Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of either party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

            SECTION 9.05 AMENDMENTS; WAIVERS. This Agreement may not be amended except by an instrument in writing, signed by Employee and the Chairman of 724 Solutions, Inc. or his designated representative. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

            SECTION 9.06 ASSIGNMENT. Employee acknowledges that 724 Solutions, Inc. and Employer may assign this Agreement and the benefits of Employee's covenants and obligations under this Agreement to any Person who purchases all or substantially all of the assets of the 724 Solutions, Inc. or Employer. In addition, this Agreement and the rights and obligations of 724 Solutions, Inc. and Employer may be assigned at any time by 724 Solutions, Inc. or Employer to a related corporation of 724 Solutions, Inc.. Subject to the foregoing, neither this Agreement nor any rights or obligations hereunder shall be assignable by any party without the prior written consent of the other party and any such purported assignment shall be void. Subject thereto, this Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, legal personal representatives, successors (including any successor by reason of amalgamation or statutory arrangement of any party) and permitted assigns.

            SECTION 9.07 GOVERNING LAW; VENUE. This Agreement, its construction, and the determination of any rights, duties or remedies of the parties arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflict of laws. Notwithstanding any other provision in this Agreement, the parties agree that if the Employer or any of its affiliates brings an action (the

"New York Action") in any state or federal court sitting in the State of New York to enforce any of the covenants contained in Article 4 on Non-Competition and Non-Solicitation, the Employee shall not bring an action to challenge the holding or resolution of the New York Action in any court sitting outside of the State of New York. Except as provided in the immediately preceding sentence, the aggrieved party may select the jurisdiction and/or venue in which disputes arising under this Agreement shall be heard.

            SECTION 9.08 ENFORCEABILITY IN JURISDICTION. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the court of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect 724 Solutions, Inc.'s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of the Restrictive Covenants, as to breaches of the Restrictive Covenants in such other respective jurisdictions, the Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

            SECTION 9.09 EMPLOYEE ACKNOWLEDGMENT. Employee acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he agrees that the Restrictive Covenants contained in this Agreement are reasonable and necessary, that he is fully aware of his legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.

            SECTION 9.10 ENTIRE AGREEMENT. This Agreement and the schedules hereto, the TANTAU Software, Inc. 1999 Stock Plan, the Side Letter, the Confidentiality and Non-Compete Agreement and the Proprietary Information and Inventions Agreement constitute the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between them, provided that this Agreement shall supercede the provisions of the Confidentiality and Non-Compete Agreement and the Proprietary Information and Inventions Agreement solely to the extent inconsistent therewith.

            SECTION 9.11 DATE OF AGREEMENT. The parties have duly executed this Agreement as of the date first written above.

            SECTION 9.12 HEADINGS. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

            SECTION 9.13 COUNTERPART EXECUTION; FACSIMILE DELIVERY. This Agreement may be executed in one or more counterparts and delivered by facsimile with original signatures to follow, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            SECTION 9.14 SURVIVAL. The terms of Sections 4, 5, 6 and 7 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.



                                          /s/ Peter Klante
                                          --------------------------------------
                                          Peter Klante


                                          724 SOLUTIONS, INC.


                                          Per: /s/ [Authorized Signing Officer]
                                               ---------------------------------
                                               Authorized Signing Officer

                                   SCHEDULE A

                            COMPENSATION AND BENEFITS
                                  PETER KLANTE

1. ANNUAL COMPENSATION. Your base salary will be $ 175,000 per annum. There will be a performance related bonus, which be put in place after the necessary review and approval of the Compensation Committee of the Board of Directors of 724 Solutions, Inc. For purposes of this Agreement, "On-Target Earnings" as of any date means the Employee's then current base salary and target bonus.

2.    VACATION.

      Eligibility

      All active employees are eligible for paid vacation except for summer interns and temporaries. Earned vacation can be used immediately, with no waiting period, as long as your supervisor approves your vacation request, which must be submitted with reasonable notice.

      ACCRUAL FREQUENCY

      Vacation accruals occur each pay period based on hours worked - as outlined below.

      ACCRUAL METHOD

      Per Pay Period Accrual = Vacation Service Hours X Vacation Accrual Factor.

      VACATION ACCRUAL FACTOR

      Your vacation accrual factor is an hourly equivalent of the full time annual vacation accrual. For example, a new employee starts with 120 hours (3 weeks) of vacation in their first fiscal year. The vacation accrual factor for this person is 120/2080 (52 weeks X 40 hours) or 0.057692.

      You are awarded vacation accruals based on your length of service with the company and the number of hours worked each pay period. The time categories listed below count towards your vacation service hours:

            - Regular

            - Floating Holiday

            - Funeral Leave

            - Company Holiday

            - Jury Duty

            - Military Duty

            - Paid Time Off

            - Scheduled Overtime (Non exempt only)

            - Vacation

      For each hour of regular, floating holiday, funeral leave, etc you are paid during the pay period, you receive one hour towards your vacation service hours.

      Once the payroll system has the total vacation service hours for the pay period, a factor (based on the employee's length of service) is applied to the total vacation service hours to come up with the vacation accrual for the pay period. Here are the factors:

            Months of Service       Factor per Vacation Service Hour

            0 - 35                  .057692

            36 - 47                 .061538

            48 - 59                 .065384

            60 - 71                 .069230

            72 - 83                 .073076

            84 - 95                 .076923

            96 - 107                .080769

            108 - 119               .084615

            120 - 131               .088461

            132 - 143               .092307

            144 +                   .096153

      So, for example, if the total of regular and PTO hours for a pay period equals 80, and the person has been with the company for 37 months, they would accrue 4.923 (80 X .061538) hours of vacation for this pay period. If the same person only works 60 regular and PTO hours for the pay period, they would accrue 3.692 (60 X .061538) hours of vacation for this pay period. If the person was on Short Term Disability for the entire pay period, they would not accrue vacation because Short Term Disability does not count towards vacation service hours.

      HOURS THAT DO NOT COUNT TOWARDS VACATION SERVICE HOURS

      Not all hours count towards vacation service hours. The following categories do not count towards vacation service hours:

            - FMLA (Family Medical Leave Act leave)

            - Long Term Disability

            - On Call

            - Personal Business Days

            - Personal Leave

            - Short Term Disability

            - Severance

            - Overtime worked by Exempt Employees

            - Worker's Compensation

      YEAR TO YEAR CARRY OVER

      Vacation earned during a calendar year must be taken during that calendar year. There will be no carry over from one year to the next. Any vacation that is unused at the end of a year will be forfeited.

      TAKING VACATION AHEAD OF EARNING VACATION HOURS

      Employees will be allowed to use vacation hours ahead of earning those hours, but the resulting negative balance cannot exceed the number of hours that would be accrued in the remainder of the calendar year or 40 hours whichever is lower.]

3. TERMINATION DATE. This statement of Compensation and Benefits supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied pertaining in any manner to your compensation, benefit, and term of employment and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements; provided however, that this statement of Compensation and Benefits does not supersede your TANTAU Software, Inc.
      1999 Stock Plan or the Side Letter.